UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 29, 2007

Obagi Medical Products, Inc.

(Exact name of registrant as specified in its charter)

001-33204

(Commission File Number)

Delaware	95-4658730
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

310 Golden Shore, Long Beach, CA  90802

(Address of principal executive offices, with zip code)

(562) 628-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On May 29, 2007, Obagi Medical Products, Inc. (the “Company”) and OMP, Inc., the Company’s wholly owned subsidiary (“OMP” and, together with the Company, “Obagi”), entered into a Settlement and Consent Agreement and Mutual Release (the “Agreement”) with the estate of Austin T. McNamara, the former chairman of the Company’s board of directors, president and chief executive officer, the McNamara Family Irrevocable Trust dated December 17, 2004, the McNamara Family Trust dated December 27, 2004 (collectively, the “Trusts”), Lucy B. McNamara, individually and as trustee of the Trusts and as executor of the estate of Austin T. McNamara, and Lighthouse Venture Group, LLC, a limited liability company that was controlled by Mr. McNamara (collectively, the “McNamara Parties”).

Pursuant to the Agreement, Obagi and the McNamara Parties have released each other from all claims they may have against each other, except for claims related to potential taxes and related charges, should they arise, with respect to the past exercise of certain stock options by the Trusts. No payments were made by the parties to each other in connection with the settlement of the claims.

The settlement includes the release of claims by the McNamara Parties, as described in the Company’s initial public offering prospectus and 2006 Form 10-K, that Obagi was obligated to purchase the 1,875,001 shares of Obagi common stock owned by the Trusts and all claims related to Mr. McNamara’s employment with Obagi and the termination of his employment.  In connection with the release, Obagi is writing off a net receivable of approximately $143,000 for a claimed compensation overpayment to a McNamara Party.

The McNamara Parties have also agreed to sell all of their Obagi stock to an institutional investor in a privately negotiated transaction.  As a condition to that transaction, the purchaser of the shares signed the lock-up agreement executed by other Obagi stockholders in connection with Obagi’s initial public offering.

On June 1, 2007, the Company issued a press release announcing its entry into the Agreement.  A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)                                  Exhibits

Exhibit Number	Description
99.1	Press Release of Obagi Medical Products, Inc. dated June 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBAGI MEDICAL PRODUCTS, INC.

Date: June 4, 2007	By:	/s/ Stephen A. Garcia
Stephen A. Garcia
Chief Financial Officer